Law Office of Frederick M Lehrer P.A.
101 Plaza Real South, Suite 201 S
Boca Raton Florida 33432
Telephone 561-416-8956
Facsimile 561-416-2855
January 6, 2011

Sierra Resource Group, Inc
James Stonehouse, Chief Executive Officer
9550 S Eastern Ave Suite 253
Las Vegas, NV 89123

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about January 6, 2011 (the “Registration Statement”), registering an aggregate of one million (1,000,000) shares of the  common stock, (the Common Shares”), of  Sierra Resource Group, Inc., a Delaware corporation (the “Company”),which are or will be issuable to employees, directors and consultants of the Company pursuant to the Company’s 2011 Equity Incentive Plan, (the “Sierra Resource 2011 Plan”).

We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents.  In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents.  We have further assumed that all shares issued or to be issued pursuant to the Sierra Resource 2011 Plan were or will be validly granted in accordance with the terms of the Sierra Resource 2011 Plan.

We are of the opinion that the  Common Shares, which are hereafter issued in accordance with the terms of the Sierra Resource 2011 Plan, will, upon the payment of the consideration in services therefore required by the terms of the Sierra Resource 2011 Plan, be duly and validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the Common Shares to be issued pursuant to the Sierra Resource 2011 Plan, and to any references to us in such Registration Statement.

Very truly yours,
/s/ Frederick M. Lehrer, Esquire

 By Frederick M. Lehrer, Esquire, President
 For the Firm